Exhibit 10.24

EXECUTIVE RETIREMENT BENEFITS AGREEMENT

This EXECUTIVE RETIREMENT BENEFITS AGREEMENT (“Agreement”) is entered into by and between Equity Residential Properties Trust, a Maryland real estate investment trust (“Trust”) and                        (“Executive”).

WITNESSETH

WHEREAS, in recognition of the contributions made to Trust by Executive during his or her period of service as an executive officer of Trust; and

WHEREAS, Trust and Executive desire to enter into this Agreement to provide for the extension of health benefits and life insurance benefits to Executive upon Executive’s retirement from Trust, and Executive is willing to enter into this Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and considerations contained herein and for other good and valuable consideration, the payment and adequacy of which is hereby acknowledged, the parties agree as follows:

1.                                       Term of Agreement. This Agreement shall commence as of the date hereof and shall continue in effect until the date Executive’s employment is terminated; provided, however if Executive’s employment is terminated by reason of (i) Executive’s retirement from Trust after reaching the age of 62 or older, or (ii) a Change in Control, after Executive’s reaching age 62 or older, the term shall continue in effect until all benefits have been made or provided to Executive hereunder.

2.                                       Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)                                  Change in Control. “Change in Control” shall mean any of the events described in the Change in Control Agreement, as may be amended from time to time, entered into by and between Executive and Trust.

(b)                                 Health Benefits. “Health benefits” shall mean the medical, dental and vision benefits provided (i) to Executive, the Executive’s spouse, and eligible dependents immediately prior to Executive’s retirement or (ii) to other similarly situated executives in the employ of Trust.

(c)                                  Life Insurance Benefits. “Life insurance benefits” shall mean the basic life and accidental death and dismemberment benefits provided (i) to Executive immediately prior to Executive’s retirement or (ii) to other similarly situated executives in the employ of Trust.

3.                                       Continuation of Benefits. If, during the term of this Agreement, after reaching the age of 62 or older (i) Executive retires from Trust or (ii)  Executive’s employment with Trust’s affiliate is terminated following a Change in Control, Executive shall be entitled to continuation of health benefits and life insurance benefits commencing on the day immediately following the date of Executive’s retirement or termination, as the case may be, and continuing until the date of the death of Executive (the “Continuation Period”); provided, however, during the Continuation Period Executive and Trust will share responsibility for the payment of premiums required to maintain health benefits at the same rate for the coverage elected by Executive as would be payable by any regular active employee for the same coverage, from time to time throughout the Continuation Period. The death of Executive will be a COBRA qualifying event.

4.                                       Assignment. Trust may not assign this Agreement, or any rights, duties or obligations hereunder, except that Trust’s rights, duties, and obligations shall be binding obligations of any successor of Trust. No interest of Executive (or Executive’s spouse or eligible dependents) nor any right to receive any benefit hereunder shall be subject to sale, transfer, assignment, pledge, attachment or garnishment or otherwise be assigned or encumbered. No such interest or right shall be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts, of, or other claims against, Executive (or Executive’s spouse or eligible dependents), including claims for alimony, Child support, separate maintenance and claims in bankruptcy.

5.                                       Source of Payment. The rights created under this Agreement are unfunded promises to provide benefits described herein in the event of the termination of Executive’s employment under the circumstances described in Paragraph 1. Trust or the successor of Trust shall not segregate assets for purposes of payment for any benefits due hereunder, nor shall any provision contained herein be interpreted to require the Trust or the successor of Trust to segregate assets for purposes of providing payment of any benefit hereunder. Neither Executive, Executive’s spouse, or any eligible dependent shall have any interest in or right against any specific assets of Trust or the successor of Trust, and any rights shall be limited to those of a general unsecured creditor.

6.               Miscellaneous.

(a)                                  Entire Agreement; Amendment. This Agreement contains the entire Agreement and understanding between Trust and Executive and supersedes all other agreements, written or oral, relating to the subject matter contained herein. Any amendment or modification of the terms of this Agreement must be in writing and signed by the Trust or the successor of Trust and Executive to have any binding effect upon the parties.

(b)                                 Applicable Law. Except to the extent preempted by federal law, this Agreement is governed by, and shall be construed and interpreted in accordance with the substantive laws of the State of Illinois, not including the choice of law provisions thereof.

(c)                                  No Employment Rights. Nothing contained herein shall be construed to confer upon Executive any right to continue in the employment of Trust’s affiliate, Equity Residential Properties Management Corp. (“Equity”) or a successor of Trust or Equity, or to limit the right of Trust, Equity or a successor of Trust or Equity to terminate Executive’s employment at any time, with or without cause.

(d)                                 Notices. Notices under this Agreement shall be in writing and sent by registered mail, return receipt requested, to the following addresses or to such other address that may be furnished in writing to the other party. If to Executive, notices shall be sent to Executive’s address on file in Trust’s Human Resources Department. If to Trust or the successor of Trust:

Two North Riverside Plaza
Suite 400
Chicago, IL 60606
Attention:  General Counsel

Notices sent as described above shall be deemed received three business days after being so sent.

(e)                                  Severability. If any provision contained herein shall be found invalid and unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

(f)                                    Successors. This Agreement  shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, and successors.

(g)                                 Headings. The headings and subheadings contained in this Agreement are provided solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of any provision of this Agreement.

IN WITNESS WHEREOF, Executive and Trust have executed this Agreement effective this       day of          , 200  .

EQUITY RESIDENTIAL PROPERTIES
TRUST

EXECUTIVE